EXHIBIT 99(a)


Contact: Kevin Aandahl (314) 923-6268
         Deb Wiethop (314) 923-4767


     SUPREME COURT OF MISSOURI WILL HEAR APPEAL ON BLUE
              CROSS AND BLUE SHIELD SETTLEMENT


ST. LOUIS MO, November 17, 1999 - Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE:RIT), announced today that the Missouri Supreme Court ruled that it would hear the appeal of the Circuit Court's order disapproving the parties' settlement agreement, and stayed further proceedings before the Circuit Court pending this appeal. The Supreme Court set an expedited briefing schedule and has scheduled oral argument for December 8, 1999.

The settlement agreement entered into by Blue Cross and Blue Shield, the Missouri Attorney General and the Department of Insurance, would resolve outstanding litigation and regulatory issues and result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield licensee. The settlement agreement would also result in the creation of The Missouri Foundation for Health, the largest healthcare foundation in the state. The Foundation would be funded with approximately 80% of the outstanding shares of the new RightCHOICE, plus an additional $12.78 million in cash.

"This is an important development for Blue Cross and Blue
Shield, the Missouri Attorney General, the Department of
Insurance and consumer groups representing over one million
Missourians. We look forward to presenting our case in support of the settlement agreement to the Missouri Supreme
Court," said John O'Rourke, president and chief executive officer of Blue Cross and Blue Shield of Missouri and chairman, president and chief executive officer of RightCHOICE Managed Care, Inc.

In today's ruling, the Missouri Supreme Court accepted transfer of the parties' appeal of the order of Cole County Circuit Court Judge Thomas Brown III, disapproving the settlement and halted further proceedings before Judge Brown and his appointed special master, Robert G. Russell. Prior to the Supreme Court's rulings, Judge Brown had directed Robert Russell to conduct further hearings on alternatives for resolution of the litigation.

In addition to the appeal of the order disapproving the settlement agreement, the appeal on the underlying litigation remains pending before the Missouri Supreme
Court.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation or other judicial action; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.

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